Exhibit 99.1

__________________

Chango Inc.

__________________

Consolidated Financial Statements

For the year ended December 31, 2014

Chango Inc.

Deloitte LLP
5140 Yonge Street
Suite 1700
Toronto ON M2N 6L7
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca
Independent Auditor’s Report

To the Stockholders and Board of Directors of
Chango Inc.

We have audited the accompanying consolidated financial statements of Chango Inc. and its subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and common stockholders’ deficit, and consolidated statement of cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chango Inc. and its subsidiary as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte LLP
Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
Toronto, Canada
July 9, 2015

CHANGO INC.
CONSOLIDATED BALANCE SHEET
(In thousands of Canadian Dollars, except share amounts)

December 31, 2014
ASSETS
Current assets:
Cash	$1,195
Accounts receivable, net of allowances of $Nil as of December 31, 2014	16,195
Prepaid expenses and other current assets	911
TOTAL CURRENT ASSETS	18,301
Property and equipment, net	279
Internal use software development costs, net	1,060
Other assets	21
TOTAL ASSETS	$19,661
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$6,876
Debt, current portion	7,608
Other current liabilities	401
TOTAL CURRENT LIABILITIES	14,885
Debt, net of current portion	1,055
TOTAL LIABILITIES	15,940
Commitments and contingencies (Note 10)
Class A, B, and B-1 convertible preferred stock, no par value, 9,422,334 shares authorized, 9,422,334 shares issued and outstanding at December 31, 2014; liquidation preference of $11,020 at December 31, 2014	11,020
COMMON STOCKHOLDERS’ DEFICIT
Common stock, no par value, unlimited shares authorized, 3,503,091 shares issued and outstanding at December 31, 2014	280
Additional paid-in capital	415
Accumulated deficit	(7,994)
TOTAL COMMON STOCKHOLDERS’ DEFICIT	(7,299)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT	$19,661

The accompanying notes to consolidated financial statements are an integral part of these statements.

CHANGO INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands of Canadian Dollars)

Year Ended
December 31, 2014
Revenue	$47,737
Expenses:
Cost of revenue	28,114
Sales and marketing	13,893
Technology and development	3,783
General and administrative	2,887
Total expenses	48,677
Loss from operations	(940)
Other (income) expense:
Interest expense	216
Other (income) expense, net	(323)
Total other income, net	(107)
Loss before income taxes	(833)
Provision for income taxes	151
Net loss and comprehensive loss	$(984)
The accompanying notes to consolidated financial statements are an integral part of these statements.

CHANGO INC.
CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT
(In thousands of Canadian Dollars, except share amounts)

	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at January 1, 2014	9,422,334	$11,020	3,486,946	$236	$207	(7,010)	$(6,567)
Issuance of common stock	—	—	16,145	44	(7)	—	37
Stock-based compensation	—	—	—	—	215	—	215
Net loss and comprehensive loss	—	—	—	—	—	(984)	(984)
Balance at December 31, 2014	9,422,334	$11,020	3,503,091	$280	$415	$(7,994)	$(7,299)
The accompanying notes to consolidated financial statements are an integral part of these statements.

CHANGO INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands of Canadian Dollars)

Year Ended
December 31, 2014
OPERATING ACTIVITIES:
Net loss	$(984)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	321
Amortization of debt discount	42
Stock-based compensation	215
Change in deferred taxes	(6)
Changes in operating assets and liabilities:
Accounts receivable	(4,065)
Prepaid expenses and other current assets	(275)
Accounts payable and accrued expenses	995
Other current liabilities	465
Net cash used in operating activities	(3,292)
INVESTING ACTIVITIES:
Purchases of property and equipment	(194)
Capitalized internal use software development costs	(1,272)
Net cash used in investing activities	(1,466)
FINANCING ACTIVITIES:
Proceeds from credit facility	6,522
Proceeds from issuance of common stock	37
Repayment of long-term debt	(807)
Net cash provided by financing activities	5,752
INCREASE IN CASH	994
CASH--Beginning of year	201
CASH--End of year	$1,195
SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes	$1
Cash paid for interest	$334
The accompanying notes to consolidated financial statements are an integral part of these statements.

CHANGO INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Nature of Business
Incorporated and headquartered in Ontario, Canada in 2008, Chango Inc. (the “Company”) develops and sells data driven, real-time media targeting products to companies, either directly or through advertising agencies in Canada, the United States, and the United Kingdom.
Note 2—Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The functional currency of the Company and its subsidiaries are Canadian dollars and the balances presented in these consolidated financial statements are in Canadian dollars. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, (“GAAP”), and reflect the following significant accounting policies:
Principles of Consolidation
The Company records its investment in subsidiaries using the consolidation method. The consolidated financial statements include the accounts of its wholly owned subsidiary, Chango USA Inc. All inter-company transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The consolidated financial statement items requiring the use of management estimates are the allowance for doubtful accounts, valuation and recoverability of investment tax credits, property and equipment, internal use software development costs, fair value of stock-based compensation, fair valuation of redeemable preferred shares, and the valuation allowance related to deferred income tax assets. Actual results could differ from those estimates.
Revenue Recognition
The Company uses data and technology to create relevant and timely advertising campaigns that produce customer insights for buyers of advertising. The Company's unique technology delivers automated advertising campaigns that leverage proprietary intent-based data assets and unique profile technology. The Company’s technology processes internet page views through various third-party search engines and combines the information gathered with the contextual information from the content on a website or application’s page to infer demographic needs of the buyer. In addition to the information it gathers from exchanges and marketplaces, the Company uses its technology and information from third-party data providers to identify users whose online behavior has demonstrated some particular intent that matches campaign goals of buyers. The Company targets these users by purchasing impressions directed to them, thereby delivering its buyers’ desired audience, commonly referred to in the industry as audience retargeting and intent marketing, which ascertains the previously manifested intent of a user and then uses that intent to target them for a particular ad campaign.
The Company reports revenue on both a gross and a net basis. In the majority of cases, the Company agrees to fulfill a buyer's advertising campaign in accordance with the goals of the campaign. In these arrangements, generally, contracts with advertisers are for the delivery of the advertisements based on the number of impressions delivered. The Company maintains arrangements with buyers generally through campaign insertion orders, which specify price and volume requests, and the Company generates revenue from buyers of advertising inventory through arrangements in which the Company acts as a principal and therefore reports revenue on a gross basis.
In other cases, the Company allows the buyer to access its bidding technology to fulfill the buyer’s campaign goals. In these cases, the Company does not enter into campaign insertion orders, but rather enters into a master service agreement or a data platform and buying platform agreement with buyers, which give buyers the ability to purchase ad inventory through the Company’s relationships with exchanges and sellers. In these arrangements, the Company is not the principal and therefore reports revenue on a net basis.

The Company recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exist, (ii) delivery has occurred or services have been rendered, (iii) the fees are fixed or determinable and (iv) collectibility is reasonably assured. For all revenue transactions, the Company considers a signed agreement, a binding insertion order or other binding or signed documentation to be persuasive evidence of an arrangement. Arrangements for the services typically vary. The Company assesses collectibility based on a number of factors, including the creditworthiness of a buyer and payment and transaction history. The Company’s revenue arrangements do not include multiple deliverables.
The Company also reports revenue in conformity with  ASC 605-45, Principal agent considerations. The determination of whether the Company is the principal or agent, and hence whether to report revenue on a gross basis or on a net basis, requires the Company to evaluate a number of indicators, none of which on its own is presumptive or determinative.
Indicators that an entity is acting as a principal (and thus revenue is reported on a gross basis) that are most relevant to Chango's business include: (i) whether the entity has the primary responsibility (primary obligor) for providing the goods or services to the buyer or for fulfilling the order, (ii) whether the entity has inventory risk before or after the buyer order, (iii) whether the entity has latitude in establishing prices, either directly or indirectly, (iv) whether the entity changes the product or performs part of the service, (v) whether the entity independently selects the seller, (vi) whether the entity is involved in the determination of product or service specifications, and (vii) whether the entity bears the buyer’s credit risk for the amount receivable from the buyer.
Indicators that an entity is acting as an agent exist when it does not have exposure to the significant risks and rewards associated with the sale of goods or the rendering of services. Indicators of net reporting that are most relevant to Chango's business include: (i) whether the entity’s supplier is the primary obligor in the arrangement, (ii) whether the amount the entity earns is fixed, and (iii) whether the entity’s supplier bears the credit risk. One key feature indicating that an entity is acting as an agent is that the amount the entity earns is predetermined, being either a fixed fee per transaction or a stated percentage of the amount billed to the buyer.
The Company has arrangements with buyers in which it delivers a complete advertising solution, which builds brand awareness, acquires new buyers, and retargets site visitors using the Company’s exclusive network of data, algorithms, and machine learning. The Company enters into buyer agreements through discrete binding insertion orders with independently negotiated parameters to work within, which are determined prior to the launch of an advertising campaign. In these arrangements, the Company is responsible for fulfilling the campaign in accordance with the insertion order. Since the Company is the primary obligor and (i) identifies and contracts with third party advertisers, (ii) establishes the selling prices of the advertisements sold, (iii) performs all billing and collection activities including the retention of credit risk, (iv) has latitude in selecting suppliers, (v) negotiates the price it pays to suppliers of inventory, and (v) makes all inventory purchasing decisions, the Company acts as the principal in these arrangements and therefore reports revenue on a gross basis.
The Company also has arrangements in which it provides buyers with self-serve capabilities for real-time buying of inventory, servicing, targeting, re-targeting, and branding. The Company enters into contracts with buyers under which fees earned by the Company are based on a utilization fee that is a percentage of spend through the platform as well as fees for additional features offered through the Company’s solution. The buyer is responsible for setting up advertising campaigns and is responsible for the cost and payment of advertising inventory. Since the Company is not the primary obligor and charges a stated percentage of the amount billed, and thus does not have exposure to the significant risks and rewards associated with the sale of inventory or the rendering of services, the Company acts as an agent in these arrangements and therefore recognizes revenue on a net basis.

Expenses
The Company classifies its expenses into four categories:
Cost of Revenue
The Company’s cost of revenue consists primarily of amounts the Company pays sellers for transactions for which the Company is the principal and reports revenues on a gross basis, data center costs inclusive of bandwidth costs, data vendor costs, third-party advertising inventory validation costs, amortization of internal use software costs, personnel costs, and facilities-related costs. Amounts the Company pays sellers include expenses for advertising impressions the Company purchases from sellers through third-party exchanges generated for transactions for which the Company is the principal. Data vendor and third-party inventory valuation costs consist primarily of costs to augment campaign performance and monitor the Company’s solution. Personnel costs included in cost of revenue include salaries, bonuses, stock-based compensation, and employee benefit costs, and are primarily attributable to personnel who support the Company’s platform. The Company capitalizes costs associated with software that is developed for internal use and amortizes the costs in cost of revenue over their estimated useful lives.
Sales and Marketing
The Company’s sales and marketing expenses consist primarily of personnel costs, including stock-based compensation and the sales bonuses paid to the Company’s sales organization, and marketing expenses such as brand marketing, travel expenses, trade shows and marketing materials, professional services, and to a lesser extent, facilities-related costs and depreciation. The Company’s sales organization focuses on marketing the Company’s solutions to increase the adoption of the solution by existing and new buyers of targeted advertising inventory.
Technology and Development
The Company’s technology and development expenses consist primarily of personnel costs, including stock-based compensation associated with the ongoing development and maintenance of the Company’s solution, and to a lesser extent, facilities-related costs and depreciation. These expenses include costs incurred in the development, implementation, and maintenance of internal use software. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with internal use software development that qualifies for capitalization, which are then recorded as Internal use software development costs, net on the Company’s consolidated balance sheet. The Company amortizes internal use software development costs and amortizes to costs of revenue.
General and Administrative
The Company’s general and administrative expenses consist primarily of personnel costs, including stock-based compensation, associated with the Company’s executive, finance, human resources, and other administrative personnel, as well as accounting and legal professional services fees, facilities-related costs and depreciation, and other corporate related expenses.
Stock-Based Compensation
Compensation expense related to employee stock-based awards is measured and recognized in the consolidated financial statements based on the fair value of the awards granted. The Company has granted awards to employees that vest based solely on continued service, or service conditions. The fair value of each option award containing service is estimated on the grant date using the Black-Scholes option-pricing model. For service condition awards, stock-based compensation expense is recognized on a straight-line basis, net of forfeitures, over the requisite service periods of the awards, which is generally four years.
Stock-based awards issued to non-employees are accounted for at fair value determined by using the Black-Scholes option-pricing model. The Company believes that the fair value of the stock options is more reliably measured than the fair value of the services received. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

Determining the fair value of stock-based awards at the grant date requires judgment. The Company uses the Black-Scholes option-pricing model which requires the input of subjective assumptions such as the expected term of the option, the expected volatility of the price of the Company’s common stock, risk‑free interest rates, and the expected dividend yield of the Company’s common stock. The assumptions used in the Company’s valuation models represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.
Advertising and Promotion
Advertising and promotion costs are expensed in the period incurred. Advertising expense for the year ended December 31, 2014 was approximately $0.1 million.
Income Taxes
Deferred income tax assets and liabilities are determined based upon the net tax effects of the differences between the Company’s consolidated financial statements carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.
A valuation allowance is used to reduce some or all of the deferred tax assets if, based upon the weight of available evidence, it is more likely than not that those deferred tax assets will not be realized. The Company has established a full valuation allowance to offset its domestic net deferred tax assets due to the uncertainty of realizing future tax benefits from the net operating loss carryforwards and other deferred tax assets.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties accrued related to its uncertain tax positions in its income tax provision in the accompanying consolidated statements of operations.
Comprehensive Loss
For the year ended December 31, 2014, comprehensive loss was equal to net loss. Therefore, a separate statement of comprehensive loss has not been included in the accompanying consolidated financial statements.
Accounts Receivable Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, are unsecured, and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is determined based on historical collection experience and the review in each period of the status of the then-outstanding accounts receivable, while taking into consideration current buyer information, subsequent collection history, and other relevant data. The Company reviews the allowance for doubtful accounts on a quarterly basis. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company’s allowance for doubtful accounts was $0 at December 31, 2014. During the year ended December 31, 2014, the Company did not reserve any amounts for doubtful accounts or write off any accounts receivables.
Property and Equipment, Net
Property and equipment are recorded at historical cost, less accumulated depreciation. Depreciation is calculated over the estimated useful lives of the related assets.
Internal Use Software Development Costs
The Company capitalizes certain internal use software development costs associated with creating and enhancing internally developed software related to the Company’s technology solutions. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization, as further discussed below, are expensed as incurred and recorded in technology and development expenses in the results of operations.

Software development activities generally consist of three stages, (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post-configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed for internal use when both the preliminary project stage is completed, management has authorized further funding for the completion of the project, and it is probable that the project will be completed and perform as intended. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Internal use software development costs are amortized using a straight-line method over the estimated useful life of three years, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived.
The Company does not transfer ownership of its software, or lease its software, to third parties.
Internal use software development costs are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives.
The Company reviews the amortization method, useful life and residual values at each reporting date. At December 31, 2014, the estimated useful life for internal use software development costs is provided as follows:

Years
Internal use software	3
Canadian Investment Tax Credits
Investment tax credits, which are earned as a result of incurring qualifying research and development expenditures, are accounted for using the cost reduction method. Under this method, investment tax credits are treated as a reduction of the relevant asset accounts or of research and development expenses in the period that the credits become available and there is reasonable assurance that they will be realized. During the year ended December 31, 2014, the Company recorded $0.5 million of investment tax credits related to its current year operations, which is included in accounts receivable and netted against cost of revenue and technology expense. The investment tax credit is net of a $0.2 million reserve. The Company also received an additional refund of $0.7 million as a result of a prior period claim which has been netted against cost of revenue and technology and development expense. The claims are subject to audit by the taxation authorities and any adjustments that result will affect the amount of the investment tax credits recovered.
Preferred Shares
Class A, B, and B-1 preferred shares are redeemable at the option of the holder and convertible and have been determined as having features of both liabilities and equity. Subject to certain restrictions, these shares are redeemable at the option of the holder; however they are not required to be classified as debt in accordance with the provisions of Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity.” These shares have been classified as mezzanine debt.
Fair Value of Financial Instruments
The Company follows ASC Subtopic 820-10, Fair Value Measurements and Disclosures for fair value measurements of financial and nonfinancial assets and liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the consolidated financial statements on a recurring or nonrecurring basis. The Company has not elected to apply ASC Subtopic 825-10, Fair Value Option. The Fair Value Option gives the Company the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument by instrument basis, with changes in fair value reported in earnings. ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•	Level 2 - Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3 - Unobservable inputs based on the Company’s assumptions.
The Company’s financial assets and financial liabilities consist of those amounts referred to in Note 3.
Concentration of Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. The Company maintains its cash with a financial institution. Balances may exceed the Canada Deposit Insurance Corporation (“CDIC”) federally insured limits.
Accounts receivable include amounts due from buyers with principal operations primarily in the United States. The Company performs ongoing credit evaluations of its buyers.

At December 31, 2014, no buyer accounted for more than 10% of accounts receivable.
For the year ended December 31, 2014, no buyer accounted for more than 10% of revenue.
Foreign currency risk
The Company undertakes sales and purchase transactions in foreign currencies. Foreign currency risk arises from fluctuations in the foreign exchange rates, and the degree of volatility of these rates. The Company does not use derivative financial instruments to reduce its exposure to foreign currency risk.
Translation of Foreign Currencies
Monetary assets and liabilities denominated in foreign currencies are translated in accordance with ASC 830-10, Foreign Currency Translation, using the exchange rate prevailing at the balance sheet date. Assets and liabilities have been translated at period-end exchange rates and related revenue and expenses have been translated at weighted-average exchange rates. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income.
Recent Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (“FASB”), issued new accounting guidance that raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The new guidance is effective for fiscal years beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. As of December 31, 2014, the adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.
In May 2014, the FASB issued new accounting guidance that requires an entity to recognize the amount of revenue it expects to earn from the transfer of promised goods or services to customers. The new accounting guidance will replace most existing GAAP revenue recognition guidance when it becomes effective. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early adoption is not permitted. The guidance permits the use of either the retrospective or cumulative effect transition method. The Company will evaluate the effect, if any, the guidance will have on the Company's consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the guidance on its ongoing financial reporting.
In August 2014, the FASB issued an amendment to the accounting guidance related to the evaluation of an entity to continue as a going concern. The amendment establishes management’s responsibility to evaluate whether there is a substantial doubt about an entity's ability to continue as a going concern in connection with preparing financial statements for each annual and interim reporting period. The amendment also gives guidance to determine whether to disclose information about relevant conditions and events when there is substantial doubt about an entity's ability to continue as a going concern. The new guidance is effective as of December 15, 2016. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.
In April 2015, the FASB issued new accounting guidance that simplified the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The new guidance is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

Note 3—Fair Value Measurements
The fair values of accounts receivable, accounts payable and accrued expenses, and other current liabilities, approximate their carrying values due to the short-term nature of these financial instruments.
The carrying amount of the federal development loan and long-term debt approximates fair value. The fair value is determined using the present value of future cash flows under current financing agreements, based on the Company’s current estimated borrowing rate for loans with similar terms and conditions. The Company classifies the federal development loan as non-recurring and within Level 3 since the discount to fair value took place at inception and the factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity.
Note 4—Property and Equipment
Major classes of property and equipment were as follows:

December 31, 2014
(in thousands)
Purchased software	$4
Computer equipment and network hardware	296
Furniture, fixtures and office equipment	172
Leasehold improvements	53
$525
Accumulated depreciation	(246)
$279
Depreciation expense on property and equipment totaled $0.1 million for the year ended December 31, 2014.
There were no impairment charges to property and equipment for the year ended December 31, 2014.
Note 5—Internal Use Software Development Costs
Internal use software development costs were as follows:

December 31, 2014
(in thousands)
Internal use software development costs, gross	$1,272
Accumulated amortization	(212)
Internal use software development costs, net	$1,060
During the year ended December 31, 2014, the Company capitalized $1.3 million of internal use software development costs. Amortization expense was $0.2 million for the year ended December 31, 2014. Based on the Company's internal use software development costs at December 31, 2014, estimated amortization expense of $0.4 million, $0.4 million, $0.2 million, is expected to be recognized in 2015, 2016, and 2017, respectively.
There were no impairment charges to internal use software development costs for the year ended December 31, 2014.

Note 6—Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses included the following:

December 31, 2014
(in thousands)
Accounts payable—seller	$3,854
Accounts payable—trade	1,358
Accrued employee-related payables	1,664
$6,876
Note 7—Debt
Comerica Debt
On March 27, 2012, the Company entered into a loan and security agreement with Comerica Bank (“2012 Loan Agreement”). The agreement provided a secured revolving line of credit collateralized by the Company’s eligible accounts receivable, as defined in the agreement. Eligible accounts, as amended, excluded accounts in which 25% of the total account had aged over 90 days and in which 25% of the total for specific accounts that had aged over 120 days, and certain other accounts such as governmental and foreign accounts.
The 2012 Loan Agreement was amended and renewed on November 8, 2012 (“2012 Amendment”). The 2012 Amendment raised the borrowing ceiling to $4.5 million, which bears interest for amounts outstanding between prime rate plus 2% and 2.5%, with a maturity date of November 7, 2013.
In addition, the 2012 Amendment added a term loan of up to $2.0 million for the purpose of financing the Company’s working capital needs. The term loan consisted of two tranches, both bore an interest rate for amounts outstanding of prime rate plus 2.0%, one matured in 36 months and the other in 42 months from the 2012 Amendment date with 30 equal monthly payments for each tranche. Equal monthly installment payments began on December 1, 2013. As of December 31, 2014, there was $1.3 million outstanding on the term loan, $0.9 million of which was included in Debt, current portion, and $0.4 million of which was included in Debt, net of current portion on the Company’s consolidated balance sheet.
On November 18, 2013, the Company further amended the 2012 Loan Agreement. The amendment increased the borrowing limit on the credit facility up to $10.0 million with a revolving maturity date of November 28, 2014. As of December 31, 2014, the Company was not required to pay amounts outstanding under the credit facility as the Company was in the process of amending the loan. In March 2015, the 2012 Loan Agreement was amended with a maturity date of April 30, 2015. As of December 31, 2014, the amount withdrawn on the Line of Credit was $6.5 million, which was included in Debt, current portion on the Company’s consolidated balance sheet.
The 2012 Loan Agreement requires the Company to comply with financial covenants including minimum levels of adjusted tangible net worth, as well as certain affirmative covenants. The Company was in compliance with the financial covenants as of December 31, 2014.
The 2012 Loan Agreement also restricts the Company’s ability to sell assets, make changes to the nature of its business, engage in mergers or acquisitions, create, incur, assume guarantee or prepay any additional indebtedness and encumbrances, pay dividends, make distributions or redeem, retire or repurchase capital stock, directly or indirectly acquire or own or make other investments other than those permitted, engage in transactions with affiliates, and make payments in respect to subordinated debt without the consent of the financial institution.
In addition, the 2012 Loan Agreement includes customary events of defaults, including an event of default in the event a material adverse change occurs. In case of such an event of default, Comerica Bank would be entitled to, among other things, accelerate payment of amounts due under the credit facility and exercise all rights of a secured creditor.
Federal Development Loan
On July 27, 2011, the Company entered into a federal development loan which consists of a non-interest bearing loan from the Federal Economic Development Agency for Southern Ontario (“FEDA”). FEDA has agreed to fund salaries and benefits relating to the development of the Company’s search retargeting products of up to a maximum of $1.0 million. Repayment terms consist of 59 equal monthly installments of principal of $16 thousand which commenced on October 1, 2014.

The FEDA loan requires the Company to comply with certain affirmative covenants and also requires written consent before making certain changes, among other things, to the Company’s business, certain management changes and a change of control.
The Company determined that the fair value of this loan, discounted at 5.0%, was $0.8 million at inception. Accretion interest expense of $42 thousand was recognized during the year. As of December 31, 2014, there was $0.8 million outstanding on the FEDA loan, $0.2 million of which was included in Debt, current portion, and $0.6 million of which was included in Debt, net of current portion on the Company’s consolidated balance sheet.
Future Payments
Future minimum principal repayments related to federal development loan are as follows:

Fiscal Year	Amount
(in thousands)
2015	$158
2016	166
2017	175
2018	183
2019	145
$827
Current portion	(158)
Total	669

Future minimum principal repayments related to long-term debt are as follows:

Fiscal Year	Amount
(in thousands)
2015	$928
2016	386
1,314
Current portion	(928)
Total	$386

Included in debt, current portion are amounts withdrawn on the line of credit, FEDA loan and long-term debt of $6.5 million, $0.2 million and $0.9 million, respectively.
Note 8—Capitalization
Common stock
During the current year, 16,145 shares of common stock were issued upon exercise of stock options for cash proceeds of $44 thousand. In addition, $7 thousand was reallocated from contributed surplus to share capital.
Redeemable Class A preferred stock
Voting Class A preferred stock were issued with a non-cumulative, non-accruing dividend of 8% per annum, redeemable at the option of the holders after the seventh anniversary of the closing at a price equal to the original purchase price plus all declared but unpaid dividends.
During fiscal 2010, the Company issued 3,259,771 shares of Class A preferred stock outstanding for proceeds of $1.4 million with issuance costs of $55 thousand resulting in a net amount of $1.4 million. The stock is redeemable at the option of the holders after the seventh anniversary of the Class B closing date of January 28, 2011.
The Class A preferred stock is convertible into common stock on a one-to-one basis at the option of the holder at any time. The Class A preferred stock will be automatically converted into common stock immediately prior to the closing of a qualified initial public offering or sale of either all of the stock of the Company or a sale of all or substantially all of the assets of the Company as described in Note 12.

Redeemable Class B preferred stock
Voting Class B preferred stock were issued with non-cumulative preferential dividends in the amount of 8% per annum, redeemable at the option of the holder after the seventh anniversary of the closing at a price equal to the original purchase price plus all declared but unpaid dividends.
During fiscal 2011, the Company issued 4,775,282 shares of Class B preferred stock to investors for gross proceeds of $4.3 million with issuance costs of $53 thousand resulting in a net amount of $4.2 million. The stock is redeemable at the option of the holders after the seventh anniversary of the Class B closing date of January 28, 2011.
The Class B preferred stock is convertible into common stock on a one-to-one basis at the option of the holder at any time. The Class B preferred stock will be automatically converted into common stock immediately prior to the closing of a qualified initial public offering or sale of either all of the stock of the Company or a sale of all or substantially all of the assets of the Company as described in Note 12.
Redeemable Class B-1 preferred stock
Voting Class B-1 preferred stock were issued with non-cumulative preferential dividends in the amount of 8% per annum, redeemable at the option of the holder after the seventh anniversary of the closing at price equal to the original purchase price plus all declared but unpaid dividends.
During fiscal 2012, the Company issued 1,387, 281 shares of Class B-1 preferred stock to investors for gross proceeds of $5.5 million with issuance costs of $47 thousand resulting in a net amount of $5.5 million. The Class B-1 preferred stock is redeemable at the option of the holders after the seventh anniversary of the Class B closing date of January 28, 2011.
The Class B-1 preferred stock is convertible into common stock on a one-to-one basis at the option of the holder at any time. The Class B-1 preferred stock will be automatically converted into common stock immediately prior to the closing of a qualified initial public offering or sale of either all of the stock of the Company or a sale of all or substantially all of the assets of the Company as described in Note 12.
At December 31, 2014, the Company’s outstanding convertible preferred stock consisted of the following:

	December 31, 2014
	Shares Authorized	Shares Outstanding	Carrying Values	Liquidation Preference
	(in thousands, except share amounts)
Class A	3,259,771	3,259,771	$1,370	$1,370
Class B	4,775,282	4,775,282	4,197	4,197
Class B-1	1,387,281	1,387,281	5,453	5,453
Total	9,422,334	9,422,334	$11,020	$11,020
The Company has an outstanding warrant to purchase 21,607 shares of Class B preferred stock. The fair value of the preferred stock warrant is immaterial.
Note 9—Stock-Based Compensation
Stock Options
The Company has established a stock option plan (the “Plan”) to facilitate ownership of the Company’s common stock by its directors, officers, employees and consultants.
The Company maintains the Plan for the benefit of its directors, officers, and employees.
Options are granted under the Plan at the discretion of the Board of Directors at exercise prices determined by the Board of Directors. In general, options granted under the Plan vest over a period of up to four years from the grant date and expire no later than the fifth anniversary of the grant date subject to earlier termination upon the optionee ceasing to be an officer, director or employee of the Company.

A summary of stock option activity for the year ended December 31, 2014 is as follows:

	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Contractual Life	Aggregate Intrinsic Value
				(in thousands)
Outstanding at January 1, 2014	1,387,787	$1.52
Granted	290,645	$3.17
Exercised	(16,145)	$2.30
Canceled	(131,480)	$3.00
Outstanding at December 31, 2014	1,530,807	$1.70	2.54 years	$2,217
Vested and expected to vest December 31, 2014	1,471,374	$1.65	2.46 years	$2,192
Exercisable at December 31, 2014	936,481	$1.03	1.69 years	$1,969
The total intrinsic value of options exercised during the year ended December 31, 2014 was $10 thousand.
At December 31, 2014, the Company had unrecognized employee stock-based compensation relating to stock options of approximately $0.7 million which is expected to be recognized over a weighted-average period of 1.51 years.
The weighted-average grant date per share fair value of stock options granted for the year ended December 31, 2014 was $1.27.
The Company estimates the fair value of stock options that contain service conditions using the Black-Scholes option pricing model. The weighted-average input assumptions used by the Company were as follows:

Year Ended
December 31, 2014
Expected term (in years)	3.6 years
Risk-free interest rate	1.38%
Expected volatility	50%
Dividend yield	—%
Stock-Based Compensation Expense
Total stock-based compensation expense recorded in the consolidated statements of operations was as follows:

Year Ended
December 31, 2014
(in thousands)
Cost of revenue	$3
Sales and marketing	138
Technology and development	64
General and administrative	10
Total stock-based compensation	$215
Note 10—Commitments and Contingencies
Operating Leases
The Company has commitments under non-cancelable operating leases for facilities and certain equipment, and its managed data center facilities. Total rental expenses were $0.6 million for the year ended December 31, 2014.

As of December 31, 2014 the Company’s non-cancelable minimum operating lease commitments were as follows:

Fiscal Year	Amount
(in thousands)
2015	$206
2016	26
Total	$232
Guarantees and Indemnification
The Company’s agreements with sellers, buyers, and other third parties typically obligate it to provide indemnity and defense for losses resulting from claims of intellectual property infringement, damages to property or persons, business losses, or other liabilities. Generally these indemnity and defense obligations relate to the Company’s own business operations, obligations, and acts or omissions. However, under some circumstances, the Company agrees to indemnify and defend contract counterparties against losses resulting from their own business operations, obligations, and acts or omissions, or the business operations, obligations, and acts or omissions of third parties. In addition, the Company’s agreements with sellers, buyers, and other third parties typically include provisions limiting the Company’s liability to the counterparty, and the counterparty’s liability to the Company. These limits sometimes do not apply to certain liabilities, including indemnity obligations. These indemnity and limitation of liability provisions generally survive termination or expiration of the agreements in which they appear. The Company has also entered into indemnification agreements with its directors, executive officers and certain other officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon the Company to provide indemnification under such agreements and there are no claims that the Company is aware of that could have a material effect on the Company’s consolidated financial statements.
Litigation
From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material effect on the Company’s business, results of operations, financial condition or cash flows.
Employment Contracts
The Company has entered into severance agreements with certain employees and officers. The Company may be required to pay severance and accelerate the vesting of certain equity awards in the event of involuntary terminations as described in Note 12.
Note 11—Income Taxes
The following are the components of the provision for income taxes:

Year Ended
December 31, 2014
(in thousands)
Current:
Federal (Canada)	$—
Provincial (Canada)	—
Foreign (USA)	157
Total current provision	157
Deferred:
Federal (Canada)	—
Provincial (Canada)	—
Foreign (USA)	(6)
Total deferred benefit	(6)
Total provision for income taxes	$151

Set forth below is a reconciliation of the components that caused the Company’s provision for income taxes to differ from amounts computed by applying the Canadian statutory rate of 26.5% for the year ended December 31, 2014:

Year Ended
December 31, 2014
Canadian statutory income tax rate	26.5%
Foreign income at other than Canadian rates	(5.4)%
Stock-based compensation expense	(6.8)%
Meals and entertainment	(7.3)%
Other permanent items	4.4%
Valuation	(29.5)%
Effective income tax rate	(18.1)%

Included in prepaid expenses and other, and set forth below are the tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities as of the year ended December 31, 2014:

December 31, 2014
(in thousands)
Deferred Tax Assets:
Accrued liabilities	$40
Net operating loss carryovers	2,037
Research tax deductions, net	441
Other	9
Total deferred tax assets	2,527
Less valuation allowance	(2,177)
Deferred tax assets, net of valuation allowance	350
Deferred Tax Liabilities:
Fixed Assets	(22)
Intangible Assets	(284)
Other	(27)
Total deferred tax liabilities	(333)
Net deferred tax assets	$17
The change in valuation allowance for the year ended December 31, 2014 was $0.2 million.
At December 31, 2014, the Company had Canadian net operating loss carryforwards, or “NOLs,” of approximately $7.7 million. Under Canadian tax law, the NOLs will begin to expire starting from tax year 2027. Due to the lack of profit history, the Company has provided a full valuation allowance on the net deferred tax assets relating to Canadian operations. Due to the NOLs, the Company's Canadian tax returns are open to examination by the Canadian Revenue Agency since inception. The Company's U.S. federal tax returns for tax years 2010 and forward are open to examination by the Internal Revenue Service. As of December 31, 2014 there were no uncertain tax positions that require a reserve.
Note 12—Subsequent Events
In April 2015, the Company was acquired by The Rubicon Project, Inc. (“Rubicon Project”) for 4,191,878 shares of Rubicon Project common stock on the date of acquisition.  In addition, if certain performance milestones are achieved, up to an additional $20.6 million U.S. dollars worth of shares of Rubicon Project common stock will be issued to the stockholders of the Company. As part of the acquisition, Rubicon Project assumed the Chango stock option plan.
As part of the purchase consideration for the acquisition, Rubicon Project paid all outstanding debt, including accrued interest, with Comerica Bank and FEDA totaling approximately $9.1 million.

The redeemable Class A, B, and B-1 preferred stock described in Note 8 were converted into common stock immediately prior to the sale of the Company. In addition, warrants to purchase preferred stock were exercised and converted to common stock immediately prior to the sale of the Company.
As of July 9, 2015 the Company did not pay any severance subsequent to the sale of the Company. Accelerated vesting of equity awards immediately prior to the sale of the Company totaled $35 thousand.
Aside from the items in the previous paragraphs, the Company has evaluated subsequent events from the balance sheet date through July 9, 2015, the date at which the consolidated financial statements were available to be issued.